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                     September 14, 2023

       Gina Mastantuono
       Chief Financial Officer
       ServiceNow, Inc.
       2225 Lawson Lane
       Santa Clara, California 95054

                                                        Re: ServiceNow, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed January 31,
2023
                                                            Form 8-K
                                                            Filed January 25,
2023
                                                            File No. 001-35580

       Dear Gina Mastantuono:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology